As filed with the Securities and Exchange Commission on April 7, 2006
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wellman, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	04-1671740
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715
(803) 835-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Keith R. Phillips
Vice President and Chief Financial Officer
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715
(803) 835-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:

D. Roger Glenn
Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
(212) 756-0299

	Jurisdiction of	I.R.S. Employer
	Incorporation/	Identification
Exact Name of Additional Registrants	Organization	Number

ALG, Inc.	Delaware	06-1363480
Carpet Recycling of Georgia, Inc.	Georgia	22-3540295
FIISB, Inc.	Delaware	22-3632820
Fiber Industries, Inc.	Delaware	74-2482140
Finwell, Inc.	Delaware	20-0443017
Josdav, Inc.	Delaware	06-1180148
MED Resins, Inc.	Delaware	22-3691285
MRF, Inc.	Delaware	22-3379570
PermaClear East, Inc.	Delaware	22-3643302
Prince, Inc.	Delaware	06-1298064
PTA Resources, LLC	Delaware	13-4051390
Warehouse Associates, Inc.	South Carolina	57-0629137
Wellman of Mississippi, Inc.	Delaware	64-0877945
Wellman Resins, LLC	Delaware	N/A

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee(1)
Common Stock, $0.001 par value per share(2)	(3)	(4)	(4)
Debt Securities	(3)	(4)	(4)
Warrants	(3)	(4)	(4)
Stock Purchase Contracts(5)	(3)	(4)	(4)
Units	(3)	(4)	(4)
Guarantees of Debt Securities(6)	—	—	—
Total			$400,000,000	$42,800

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.

(2)	Also being registered are rights to purchase shares of the registrant’s common stock, which rights are attached to the shares of common stock being registered. These rights, if issued, will be issued for no additional consideration. Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is required in connection with the registration of the rights.

(3)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock or debt securities, such indeterminate number of stock purchase contracts, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $400,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and amount of debt securities as may be issued upon conversion of or exchange of debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions or applicable antidilution provisions.

(4)	The proposed maximum aggregate offering price for a class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)	Stock purchase contracts may be part of a stock purchase unit consisting of (a) a common stock purchase contract, under which the holder, upon settlement, will purchase a fixed or varying number of shares of common stock, and (b) a beneficial interest in either debt securities or debt or equity obligations of third parties, including U.S. government securities, purchased with the proceeds from the sale of the stock purchase units. No separate consideration will be received for the stock purchase contracts or the related beneficial interest.

(6)	One or more of our domestic subsidiaries may fully and unconditionally guarantee any series of debt securities of Wellman, Inc. Pursuant to Rule 457(n) under the Securities Act no separate fee is payable with respect to the guarantees of the debt securities being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2006

PROSPECTUS

Wellman, Inc.

$400,000,000

Common Stock

Debt Securities

Warrants

Stock Purchase Contracts

Units

The aggregate initial offering price of the securities that we offer will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities together with additional information described under the heading “Where You Can Find More Information” beginning on page 30 of this prospectus before you decide to invest in any of these securities.

Our Common Stock is listed on the New York Stock Exchange under the symbol “WLM”. On April 6, 2006, the last reported sale price for our Common Stock was $6.38 per share.

In this prospectus, “Wellman,” “we,” “us,” and “our” refer to Wellman, Inc., excluding, unless the context otherwise requires, its subsidiaries.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is          , 2006.

Page

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
THE SUBSIDIARY GUARANTORS	2
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
RATIO OF EARNINGS TO FIXED CHARGES	9
DESCRIPTION OF CAPITAL STOCK	9
DESCRIPTION OF DEBT SECURITIES	15
DESCRIPTION OF WARRANTS	24
DESCRIPTION OF STOCK PURCHASE CONTRACTS	25
DESCRIPTION OF UNITS	27
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	30
INCORPORATION BY REFERENCE	30
EX-4.3 Certificate of Incorporation of ALG, Inc.
EX-4.4 By-Laws of ALG, Inc.
EX-4.5 Articles of Incorporation of Carpet Recycling of Georgia, Inc.
EX-4.6 By-Laws of Carpet Recycling of Georgia, Inc.
EX-4.7 Certificate of Incorporation of FIISB, Inc.
EX-4.8 By-Laws of FIISB, Inc.
EX-4.9 Certificate of Incorporation of Fiber Industries, Inc.
EX-4.10 By-Laws of Fiber Industries, Inc.
EX-4.11 Certificate of Incorporation of Finwell, Inc.
EX-4.12 By-Laws of Finwell, Inc.
EX-4.13 Certificate of Incorporation of Josdav, Inc.
EX-4.14 By-Laws of Josdav, Inc.
EX-4.15 Certificate of Incorporation of MED Resins, Inc.
EX-4.16 By-Laws of MED Resins, Inc.
EX-4.17 Certificate of Incorporation of MRF, Inc.
EX-4.18 By-Laws of MRF, Inc.
EX-4.19 Certificate of Incorporation of PermaClear, Inc.
EX-4.20 By-Laws of PermaClear, Inc.
EX-4.21 Certificate of Incorporation of Prince, Inc.
EX-4.22 By-Laws of Prince, Inc.
EX-4.23 Certificate of Formation of PTA Resources LLC
EX-4.24 Limited Liability Company Agreement of PTA Resources LLC
EX-4.25 Articles of Incorporation of Warehouse Associates, Inc.
EX-4.26 By-Laws of Warehouse Associates, Inc.
EX-4.27 Certificate of Incorporation of Wellman of Mississippi, Inc.
EX-4.28 By-Laws of Wellman of Mississippi, Inc.
EX-4.29 Certificate of Formation of Wellman Resins LLC
EX-4.30 Limited Liability Company Agreement of Wellman Resins LLC
EX-4.35 Form of Indenture
EX-5.1 Legal Opinion of Edwards Angell Palmer & Dodge LLP
EX-12.1 Statement Re: Computation of Ratio of Earnings to Fixed Charges
EX-23.1 Consent of Ernst & Young LLP
EX-23.2 Consent of KPMG Chartered Accountants

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, various series of debt securities, other securities described herein and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, if any, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part (or will be incorporated by reference from a current report on Form 8-K that we file with the SEC), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

THE COMPANY

We are principally engaged in the manufacture and marketing of high-quality PermaClear® brand polyethylene terephthalate (PET) packaging resins and Fortrel® brand polyester staple fibers. We believe we are the world’s largest PET plastics recycler, utilizing a significant amount of recycled raw materials in our manufacturing operations. At December 31, 2005, we had stated annual operating capacity to manufacture approximately 1.5 billion pounds of PET resins and 0.8 billion pounds of polyester staple fiber at five major production facilities in the United States and Europe.

Our operations are classified into two reportable operating segments: the Packaging Products Group (or PPG) and the Fibers and Recycled Products Group (or FRPG). Our PermaClear® PET resins are produced by the PPG from purified terephtalic acid (PTA) and monoethylene glycol (MEG) and EcoClear® PET resins are produced from a combination of chemical and recycled raw materials. These resins are primarily used in the manufacture of plastic soft drink bottles and other food and beverage packaging. The FRPG produces Fortrel® polyester staple fibers and nylon engineering resins that are primarily used in apparel, non-woven, home furnishing and industrial products. The polyester fibers are produced from PTA and MEG and recycled raw materials.

Our executive offices are located at 1041 521 Corporate Center Drive, Fort Mill, South Carolina 29715 and our telephone number is (803) 835-2000. We maintain an Internet website at www.wellmaninc.com. Information at our Internet site is not, and should not be deemed to be, part of this prospectus.

THE SUBSIDIARY GUARANTORS

One of more of our domestic subsidiaries may fully and unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement. These subsidiaries are sometimes referred to in this prospectus as possible subsidiary guarantors. The term “subsidiary guarantors” with respect to a series of debt securities refers to those subsidiaries listed above that guarantee that series of debt securities. The applicable prospectus supplement will name the subsidiary guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the subsidiary guarantors.

RISK FACTORS

You should carefully consider the risks described below and the risks described in any prospectus supplement or any of the documents incorporated here or therein by reference in evaluating us, our business and any investment in our securities. Additional risks not presently known to us may also impair our business operations. If any of those risks actually occur, our business, financial condition or results of operations would likely suffer and the trading price of our securities could decline, which means you may lose all or part of your investment.

Risks Related to Our Business

Reduced raw material margins could adversely affect our operating results.

Raw material margin, which is the difference between our net selling price and the cost of our raw materials, is an extremely important factor in determining our operating results. Selling prices are influenced by competition and capacity utilization, which is the demand for product divided by total industry capacity. Demand for our product is determined principally by growth in end-use markets, substitution of our product for other products, economic conditions, imports, and our products’ competitive cost position. Supply is determined by worldwide capacity, which is expanding for both PET resin and polyester staple fiber. Any reduction of selling prices, failure to achieve announced selling price increases, or any significant expansion in capacity over demand could reduce our operating results. Any increase in raw material costs (see “Our operations are dependent on the availability and cost of our raw materials” below) without a corresponding increase in selling price would reduce our raw material margins and operating results. A material change in demand, supply, general economic conditions or uncertainties regarding future economic prospects could have a material adverse effect on our operating results.

Our operations are dependent on the availability and cost of our raw materials.

Our operations are substantially dependent on the availability and cost of our two primary raw materials, PTA and MEG, and to a lesser extent our recycled raw materials. We currently rely on a single producer for our domestic supply of PTA and a small number of sources for MEG. The effect of the loss of any producer, a disruption in their businesses or a failure to meet our product needs on a timely basis would depend primarily upon the length of time necessary to find a suitable alternative source. Temporary shortages in needed raw materials could have a material adverse effect on our results of operations. We cannot be sure that we would be able to secure an alternative source of supply at a competitive cost in a timely manner if any of these situations were to occur.

The prices of PTA and MEG, purchased pursuant to long-term contracts, have fluctuated in the past and are expected to fluctuate in the future. Recycled raw materials are purchased from many different suppliers, including some under long-term supply contracts. The costs of recycled raw materials are variable and determined by regional and worldwide supply and demand.

Reduced sales volume could adversely affect our operating results.

Sales volume is another important factor in determining our operating results. Our sales volume is influenced by competition and customer demand. A material change in demand, supply, general economic conditions or uncertainties regarding future economic prospects could have a material adverse effect on our sales volume and negatively impact our unit costs and operating results.

Increases in costs could adversely affect our operating results.

Our inability to maintain our cost structure and efficiently operate our manufacturing facilities may reduce our operating results. In addition, increases in certain non-controllable costs where the expense we incur may change based on external factors may reduce our operating results. Examples of these costs are energy, insurance, tax and pension costs. Energy costs are impacted by changes in petrochemical costs and, as these increase, our cost of natural gas, electricity, and oil increases and may reduce our operating results by increasing our production costs. Insurance costs change depending on the market and our experience, and pension costs are impacted by the changes in the equity and debt markets.

Polyester staple fiber, textile and PET resin imports could adversely impact our margins.

North American Free Trade Agreement (NAFTA) manufacturers of polyester fiber and PET resins could be severely impacted by imports of fiber, textile products and PET resins, principally from Asian countries. Imports of polyester staple fiber, textiles and PET resin continue to cause an over-supply which decreases our margins. The price and volume of imports have and could continue to significantly impact our operating results.

The growth in textile and apparel imports, especially from Asia, could have a negative impact on our textile customers. All remaining quotas on textile and apparel imports into the United States were eliminated as of January 1, 2005 pursuant to the GATT (now known as the World Trade Organization Agreement) Uruguay Round Agreement enacted in 1994. In November 2005, the United States and China reached a new agreement on 34 textile and apparel categories which will limit most apparel imports to a 10.0% — 12.5% annual growth rate and most textile imports to a 12.5% — 17.0% annual growth rate for 2006 — 2008. This agreement may limit the growth in textile and apparel imports from China during this period; however, growth in textile and apparel imports may accelerate from other Asian countries whose quotas are completely eliminated.

Producers of polyester staple fiber and PET resin in the United States and the European Union benefit from favorable rules and regulations that affect imports of selected products produced in certain countries. Imports of polyester staple fiber into the European Union from Australia, India, Indonesia, Korea, Belarus, China, Saudi Arabia, and Thailand are subject to anti-dumping and countervailing duties. PET resin products imported into the European Union from Australia, China, India, Indonesia, Korea, Malaysia, Taiwan and Thailand currently have anti-dumping duties and for India, Malaysia and Thailand, countervailing duties. Certain polyester staple products imported into the U.S. from South Korea and Taiwan are subject to anti-dumping duties. Adverse changes in any of these rules or anti-dumping or countervailing determinations could affect the demand and selling price for our products and adversely affect our operating results.

The actions of our competitors may adversely affect our operating results.

Our businesses compete on a variety of factors such as price, product quality, performance or specifications, continuity of supply, customer service and breadth of product line. Major competitors include diversified industrial companies, some of which are larger and/or have greater financial resources. Changes in a competitor’s business behavior may adversely affect our financial performance.

The financial condition of our customers impacts our operating results.

Our customers include manufacturers of plastic containers, textile mills, yarn spinners, manufacturers of non-woven fabrics, and the injection molding industry. One customer represented approximately 23% of our

PPG’s total net sales for 2005 and 13% of our total net sales for 2005. Five customers represented 55% of our PPG’s total net sales for 2005. Our FRPG does not have any single customer that accounts for 10% or more of its net sales for 2005. If our customers have financial difficulties, this could affect our operating results by decreasing our sales and/or resulting in the uncollectibility of accounts receivable.

The availability and costs of our financing could adversely affect our operating results.

Certain events relating to us or the financial markets could reduce our access to financing and/or increase our financing costs. If current business conditions deteriorate or other events occur that result in a breach of our covenants, our lenders would have the right to cause all of our debt to become due and payable. If this occurs, there is no certainty the debt could be refinanced and, if it were refinanced, we would probably incur increased costs.

For additional information, see “Capital Resources and Liquidity” in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed March 15, 2006.

Additional liabilities may be proposed by tax authorities.

We have entered into global tax planning initiatives in the normal course of our business. These initiatives are subject to review by tax authorities. It is possible that additional liabilities may be proposed by tax authorities as a result of these reviews and that some of the reviews could be resolved unfavorably.

Actual costs for environmental matters may vary from the estimates.

Actual costs and future estimated costs for identified environmental situations may change. Given the inherent uncertainties in evaluating environmental exposures due to unknown conditions, changing government regulations and legal standards regarding liability and evolving related technologies, we could have higher future environmental expenditures than we have estimated.

Changes in foreign currency exchange rates could adversely affect our operating results.

A portion of our operating results occurs in entities where the functional currency is not the U.S. dollar. When these currencies weaken against the dollar, our financial results and the value of our investment in the foreign subsidiary decreases. In addition, our foreign subsidiaries conduct business in currencies other than their functional currency. Changes in the relative strength of these currencies can adversely affect the financial results of the foreign subsidiaries in their functional currency and a material change in foreign currency exchange rates could adversely affect our operating results.

Adverse results in current legal proceedings could adversely affect our operations.

Indirect purchasers of polyester staple fiber products have filed 40 purported class action lawsuits alleging violations of state antitrust or unfair competition laws and certain state consumer protection acts against us and certain other persons in various state courts. In each of these lawsuits, the plaintiffs allege that the defendants engaged in a conspiracy to fix prices of polyester staple fiber products. These indirect purchaser cases are pending in Arizona, California, the District of Columbia, Florida, Kansas, Massachusetts, Michigan, New Mexico, North Carolina, South Dakota, Tennessee, West Virginia and Wisconsin. In all of these cases, the plaintiffs seek damages of unspecified amounts, attorney’s fees and costs and unspecified relief. Certain of the actions claim restitution, injunction against alleged illegal conduct and other equitable relief. These indirect purchaser actions were filed following the Department of Justice’s commencement of an investigation of the pricing practices in the polyester staple fiber industry. Neither we nor any of our employees were ever indicted in connection with this investigation. In October 2004, the Department of Justice publicly announced that there would be no further criminal prosecutions arising out of its investigation. Wellman vehemently denies that we or our employees engaged in price fixing or customer allocation and we intend to vigorously defend against the remaining civil claims unless we can settle them in a cost effective manner.

Risks Related to Our Common Stock

Warburg Pincus Private Equity VIII, L.P. could convert its preferred stock or exercise its warrants thus giving it significant influence over matters requiring stockholder approval.

Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) holds 11,202,143 shares of preferred stock, which were issued on June 27, 2003 and can be converted into our common stock at a conversion price of $11.25 which is fixed until June 28, 2007. If WP VIII had converted its preferred stock on December 31, 2005 it would have received approximately 23 million shares of common stock. On June 28, 2007 the conversion price will be adjusted downward by the amount that Wellman’s stock price for the preceding 60 days is below $23.00; however, the minimum conversion price is $6.75. WP VIII also holds two warrants, each representing the right to purchase 1,250,000 shares of our common stock at $11.25, which are currently exercisable.

WP VIII’s current ownership interest could give it significant influence if it were to oppose matters requiring our stockholders’ approval, including, but not limited to, adopting or amending provisions of our Restated Certificate of Incorporation, and approving or preventing some mergers or similar transactions, such as a sale of substantially all of our assets. WP VIII’s ability to vote its share for directors after June 27, 2008 could also permit it to influence the future composition of our Board of Directors.

We may be required to facilitate the remarketing of our preferred stock by increasing its dividend rate.

Our outstanding preferred stock provides that if such preferred stock is still outstanding in June 2010 (or earlier upon the occurrence of a change in control or our failure to cure a dividend default), upon the request of the holders of our preferred stock, we would be required to use our reasonable best efforts to facilitate the remarketing of the preferred stock. This means we would be required to increase the dividend rate to the rate necessary to resell all of the preferred stock at a price not less than 100% of its liquidation preference. Alternatively, we would have the option of redeeming the preferred stock for the liquidation preference then in effect. We are required to pay any accrued but unpaid dividends on our preferred stock before we can pay any dividends on our common stock. If we increase the dividend rate of the preferred stock, it would reduce the funds available to pay dividends on our common stock. In the event of a liquidation or bankruptcy event we would be required to pay any amounts due to the preferred stockholders, including any accrued but unpaid dividends on the preferred stock, before making any payments to the common stockholders.

We have obligations to issue shares of common stock in the future that will dilute the ownership interest of our stockholders and may adversely affect our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect our common stock’s market price. As of December 31, 2005, there were 32,446,722 shares of our common stock outstanding. As of December 31, 2005, options to purchase an aggregate of 2,591,258 shares of common stock at varying exercise prices were outstanding. While the exercise prices of all of these options were higher than the closing market price of our stock on that date, each of these options was immediately exercisable and these shares could be immediately resold into the public market (subject to potential volume limitations applicable to sales by our affiliates under the securities laws). As described above, WP VIII holds convertible preferred stock and warrants which entitled it to a total of approximately 16.3 million shares of common stock upon conversion or exercise as of December 31, 2005.

Our capital raising efforts may dilute stockholder interests.

If we raise additional capital by issuing equity securities, the issuance will result in a reduction of the percentage of ownership for our existing stockholders, a result commonly referred to as dilution. The extent of such dilution will vary based upon the amount of capital raised.

Our common stock may have a volatile public trading price and low trading volume.

Historically, the market price of our common stock has been volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our company’s operating performance. Since January 1, 2005, the trading price of our stock has fluctuated from a high of $15.42 to a low of $5.36. It is likely that the market price of our common stock will continue to fluctuate in the future. Factors which may have a significant adverse effect on our common stock’s market price include, but are not limited to:

•	reduced raw material margins;

•	the availability and cost of raw materials;

•	reduced sales volume;

•	changes in foreign exchange rates;

•	increases in fixed costs;

•	polyester staple fiber, textile and PET resin imports;

•	actions of our competitors;

•	the financial condition of our customers;

•	the availability and costs of financing;

•	additional liabilities proposed by tax authorities;

•	actual costs of environmental matters;

•	changes in foreign currency exchange rates; and

•	adverse results in current legal proceedings.

The average daily trading volume of our common stock as reported on the New York Stock Exchange for the six-month period ended February 28, 2006 was approximately 231,050 shares.

Anti-takeover provisions in our Shareholder Rights Plan and Delaware law may result in management entrenchment and adversely affect our stock price.

Anti-takeover provisions in our Shareholder Rights Plan and Delaware statutes could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may delay or prevent a change of control without action by the stockholders. The ability to prevent a change of control could also make it difficult for stockholders to make changes if they are dissatisfied with the conduct of our management. Therefore, these provisions could result in the entrenchment of our management and adversely affect the price of our common stock.

Upon a person or group acquiring beneficial ownership of 20% or more of our outstanding common stock, our Shareholder Rights Plan gives holders the right to purchase common stock at $60 per share and with a market value of twice that purchase price. At the discretion of our Board of Directors, such rights may be exchanged for common stock at a ratio of one-to-one.

With certain exceptions, Delaware General Corporation Law prohibits individuals who own 15% or more of the outstanding voting stock from engaging in a “business combination” with us for three years following the time that such person obtained such qualifying ownership. “Business combinations” include, among other things, mergers and the sale of more than 10% of our assets.

For more information on the Shareholder Rights Plan and Delaware Law, see “Description of Capital Stock” below.

Risks Related to Our Debt Securities

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, any guarantees of senior debt securities by the subsidiary guarantors are effectively subordinated to the guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims to the value of assets securing their indebtedness that are prior to the claims of holders of unsecured senior debt securities. Notably, we and certain of our subsidiaries, including the subsidiary guarantors, are parties to a revolving credit facility which is secured by, among other things, liens on domestic accounts receivable, domestic inventory, pledges of stock of all our domestic subsidiaries and 65% of the voting shares of our first tier foreign subsidiaries, and other related intangibles, and also to two term loans which are secured by liens on, among other things, our domestic real property, plant and equipment. One of the term loans has a second priority security interest in substantially all of our domestic assets. Wellman also guarantees a €20 million credit facility on behalf of certain Irish subsidiaries.

To the extent the debt securities are unsecured, the debt securities will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral.

To the extent the debt securities are unsecured, holders of the debt securities will participate ratably in the value of our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the debt securities. As a result, holders of debt securities may receive proportionally less than holders of secured indebtedness.

In addition, we may issue debt securities that are not guaranteed by some or any of our subsidiaries. In the event of a bankruptcy, liquidation, reorganization or other bankruptcy proceeding of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some but not all of our subsidiaries may guarantee the debt securities. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of that subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it guaranteed the indebtedness received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the fair value of its assets. A guarantor that generally was not paying its debts as they became due would be presumed to be insolvent.

We may incur additional debt ranking equal or senior to the debt securities.

If we incur any additional debt that ranks equally with any debt securities offered in any prospectus supplement, that additional debt will be entitled to share ratably with the holders of such debt securities in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. If we incur any additional debt that ranks senior to any debt securities offered in any prospectus supplement, the holder of that debt will be entitled to be repaid ahead of holders of such debt securities in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to a holder of debt securities.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and the documents that we incorporate by reference contain some forward-looking statements, as that term is defined in the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not related strictly to historical or current facts. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions in this prospectus and the documents that we incorporate by reference identify forward-looking statements. The forward looking statements are based on current view of management with respect to future events, operations and financial performance, and we caution you not to place undue reliance on these forward-looking statements. These statements are only predictions and are not guarantees of future performance. Actual results may differ materially from those projected in the forward-looking statements.

The forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, those associated with:

•	reduced raw material margins;

•	availability and cost of raw materials;

•	reduced sales volumes;

•	increase in costs;

•	polyester staple fiber, textile and PET resin imports;

•	the actions of our competitors;

•	the financial condition of our customers;

•	availability of financing, changes in financial markets, interest rates, credit ratings, tax risks;

•	environmental risks and foreign currency exchange rates;

•	regulatory changes;

•	U.S., European, Asian and global economic conditions;

•	work stoppages;

•	levels of production capacity and profitable operations of assets;

•	prices of competing products;

•	natural disasters and acts of terrorism; and

•	maintaining the operations of our existing production facilities.

Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our securities.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, acquisitions of new technologies and investments, acquisitions of other companies, and the repayment, refinancing, redemption or repurchase of future and/or current indebtedness or capital stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. For purposes of this calculation, “earnings” consist of earnings (loss) before income taxes, plus fixed charges, less net capitalized interest. “Fixed charges” consist of interest expense plus capitalized interest and the component of rental expense believed by management to be representative of the interest factor for those amounts. Dollar amounts shown are in thousands.

	Year Ended December 31,
	2001	2002	2003	2004	2005

Ratio of Earnings to Fixed Charges	1.6x	2.5x	—	—	—
Coverage Deficiency	—	—	$149,664	$53,275	$48,745

DESCRIPTION OF CAPITAL STOCK

Our Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.001 per share, 5,500,000 shares of Class B common stock, par value $0.001 per share, 5,000,000 shares of Series A Convertible preferred stock, par value $0.001 per share, and 6,700,000 shares of Series B Convertible preferred stock, par value $0.001 per share.

As of December 31, 2005, there were 32,446,722 shares of common stock outstanding. No Class B common stock is outstanding. As of December 31, 2005, there were 4,502,143 shares of Series A preferred stock outstanding and 6,700,000 shares of Series B preferred stock outstanding. We are not offering shares of Class B common stock or shares of preferred stock through this prospectus.

Common Stock

The common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. Each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company’s assets after payment of liabilities and the liquidation preference of the preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders.

Notwithstanding the foregoing, (a) holders of a majority of the Company’s preferred stock are entitled to appoint two members of the Company’s Board of Directors (subject to reduction if the initial holders thereof and their permitted transferees do not continue to own one-third of the preferred stock issued to them); and (b) holders of the preferred stock are entitled to vote on an if-converted basis, together with the holders of the common stock, on any matters submitted to the stockholders of the Company for consideration, except that prior to June 27, 2008, holders of the preferred stock are not entitled to vote on the election of Directors other than the two (or fewer) Directors appointed by them. In addition, holders of common stock are not entitled to vote on certain amendments to the Company’s Restated Certificate of Incorporation that alter the terms of the outstanding preferred stock, so long as the amendment does not increase the dividend rate of the preferred stock, increase amounts payable on liquidation or a change of control to holders of the preferred stock, or reduce the conversion price or increase the voting rights of the preferred stock. The common stock does not have cumulative voting rights. The outstanding common stock is fully paid and non-assessable and is traded on the New York Stock Exchange.

Class B common stock is identical to common stock in all respects except as to voting and conversion rights. The holders of Class B common stock are entitled to vote, together with the holders of the common stock, voting as a single class, on certain business combinations, as described below, and on any matters required to be submitted to a vote of the Company’s stockholders, except that they have no right to vote in the election of directors. In accordance with Delaware General Corporation Law, the holders of outstanding Class B common stock are entitled to vote as a separate class upon any proposed amendment to the Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers or rights of the shares of such class so as to affect them adversely. The affirmative vote of a majority of the outstanding shares of Class B common stock is required to approve any such amendment. Each share of Class B common stock is convertible by the holder into one share of common stock only in connection with the sale of such share to a purchaser who is not an affiliate of the holder of such share. The Company’s Class B common stock was originally authorized to provide a non-voting capital stock for certain stockholders that were subject to certain restrictions on their ownership of voting securities. There are no shares of Class B common stock outstanding, and the Company has no intention of issuing such shares in the future.

Shareholder Rights Plan

On August 14, 2001, our Board of Directors approved a Shareholder Rights Plan to replace our previous Shareholder Rights Plan that expired on August 5, 2001. In connection with the new plan, the Board also approved a Rights Agreement, dated as of August 31, 2001 (the “Rights Agreement”), between us and Wachovia Bank, N.A. (formerly First Union National Bank), as Rights Agent (the “Rights Agent”). Under the terms of the Rights Agreement, each Right, when exercisable, will entitle the registered holder to purchase from us one share of our common stock at an exercise price of $60 per share, subject to certain adjustments (the “Purchase Price”). The Rights are not exercisable until the earlier to occur of (i) the 10th day after a public announcement by us that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock (an “Acquiring Person”) or (ii) the 10th day (or such later time as may be determined by our Board of Directors prior to such time as there exists an Acquiring Person) following the commencement of a tender or exchange offer that would result in any person or group beneficially owning 20% or more of the outstanding shares of our common stock.

If anyone becomes an Acquiring Person, the Rights would give holders, other than the Acquiring Person and its transferees, the right to buy at the Purchase Price common stock with a market value of twice the Purchase Price. Our Board of Directors may, at its option, instead exchange the Rights, other than those held by an Acquiring Person or its transferees, for shares of common stock or common stock equivalents at an exchange ratio of one share of common stock per Right, subject to certain adjustments.

In the event of a merger or consolidation or the sale or transfer of 50% or more of our assets after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the acquiring person or its ultimate parent company with a market value of twice the Purchase Price. In February 2003, we and the Rights Agent amended the Rights Agreement to provide that WP VIII would not be considered an Acquiring Person.

The Rights will expire on August 31, 2011. At any time until there is an Acquiring Person, we may redeem the Rights at $.01 per share.

The foregoing description of the Rights is qualified in its entirety by reference to the full text of our Rights Agreement filed as an exhibit to the registration statement on Form 8-A, filed August 23, 2001.

Certain Business Combinations

Article Seventh to our Restated Certificate of Incorporation governs any proposed “business combination” between us and/or our subsidiaries and a “related person.” In addition to the affirmative vote of the number of shares necessary to approve any such business combination under the Delaware General Corporation Law, Article Seventh requires the affirmative vote of a majority of the outstanding capital stock entitled to vote held by stockholders other than the related person and affiliates of the related person in order for such business combination to be approved. A “related person” is defined to include a person, entity or affiliated group of persons or entities that has acquired 40% or more of our capital stock. A “business combination” is defined to include mergers, leases, consolidations, sales and exchanges of assets and similar transactions involving us or our subsidiaries which amount to 10% or more of our consolidated assets, including any securities issued by a subsidiary, between us (or our subsidiary) and a related person or certain specified parties related to a related person. The definition also includes certain other transactions (including reclassifications and recapitalizations) which would have the effect of, directly or indirectly, increasing the related persons’ proportionate share of our capital stock; and complete or partial liquidations, spin-offs, splitoffs, and splitups on which the related person and certain specified parties related to a related person receive 10% or more of our consolidated assets.

Requirement to Offer to Purchase Stock of Minority Stockholders

Article Seventh also requires that in the event any person or entity, together with certain specified parties related to such person or entity (a “control group”), acquires 75% or more of our capital stock, we must offer to purchase for cash all of our outstanding stock (including stock issuable upon the exercise of outstanding options, warrants and rights and upon the conversion of convertible securities) not owned by the control group at the highest price per share paid by any member of the control group in acquiring any of its holdings in the 18 months previous. We must thereafter purchase all shares as to which such offer is accepted, subject to our right to defer the purchase of such stock until the earliest time thereafter at which such stock can be purchased without violating Section 160 of the Delaware General Corporation Law or the current provisions of any loan agreement or debt instrument which was in effect on the effective date of Article Seventh.

Certain Anti-Takeover Provisions of Delaware Law

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a “business combination” (as defined in

Section 203) with us (or our majority-owned subsidiaries) for three years following the time the person became an interested stockholder unless:

•	before such person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or following the transaction in which such person became an interested stockholder, the business combination is approved by our Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving us and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Transfer Agent

American Stock Transfer and Trust Co. is the registrar and transfer agent for the common stock.

Preferred Stock

The following description summarizes the material terms of the preferred stock. The amendment to our Restated Certificate of Incorporation, which sets out the full terms of the preferred stock, is incorporated into this prospectus by reference. The outstanding preferred stock was issued on June 27, 2003. As described below, the preferred stock became convertible into shares of our common stock in October 2003.

Ranking.  With respect to dividend rights and rights upon liquidation, the preferred stock will be:

•	junior to all of our existing and future debt obligations and any class or series of capital stock the terms of which provide that such class or series will rank senior to the preferred stock;

•	on a parity with any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the preferred stock;

•	senior to our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock; and

•	effectively junior to all of our subsidiaries’ existing and future liabilities.

Dividends.  If our consolidated net earnings exceed $160,000,000 for the previous 24 quarters (the “Net Earnings Test”), the preferred stock will receive dividends and distributions declared on the common stock on an if-converted basis. Since we do not expect to be able to meet this test through at least the end of 2008, we do not currently anticipate that such dividends will be paid during that time, if at all.

After five years from the date of issuance, shares of the preferred stock will be entitled to preferred dividends equal to 8.75% per annum (or 10% if the common stock quarterly dividend is less than $.045 per share or if the Net Earnings Test is not met) of their liquidation preference. These dividends will be paid before we pay any dividends on our common stock. The dividends are payable quarterly in arrears on each April 5, July 5, October 5 and January 5, and will compound quarterly to the extent they are not previously paid. Dividends are payable in cash, except that upon the election of the holders of a majority of the outstanding shares of preferred stock, voting together as a single class, they will continue to accrue.

Liquidation Preference.  Upon our liquidation, the holders of each series of preferred stock would be entitled to be paid out of the assets available for distribution to the stockholders, but before any amounts are paid to the holders of the common stock, an amount equal to the greater of the liquidation preference of such series then in effect or the amount receivable if the preferred stock held by such holders were converted into common stock on the liquidation date. In the event liquidation occurred after the earlier of 10 years after the issuance of the preferred stock or the completion of a remarketing (as described below), the holders of preferred stock would only be entitled to receive the amount of their liquidation preference in cash upon liquidation.

The initial liquidation preference for both the Series A preferred stock and the Series B preferred stock is $11.25 per share. The liquidation preference of both series accretes at 7.25% per annum (8.5% if, as currently anticipated, the Net Earnings Test is not met), compounded quarterly, through the first five years from the date of initial issuance, and includes accrued but unpaid dividends, if any, on the preferred stock. If a liquidation or a Change in Control occurs within five years of the issuance of the preferred stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period.

Initial Conversion Price.  The initial price at which each series of preferred stock may be converted into shares of our common stock is $11.25.

Market Price Based Adjustment of Conversion Price.  The conversion price of each series of preferred stock will be reduced on the fourth anniversary of the issuance of the preferred stock (or June 27, 2007) if the volume-weighted average price of our common stock for the immediately preceding 60 consecutive trading days does not equal or exceed $23.00. The reduction will be equal to the difference between $23.00 and such average price. However, in no event will the conversion price be reduced by more than $4.50, which is 40% of the initial conversion price, as a result of the market price adjustment. As a result, the initial conversion price of $11.25 could be reduced to as low as $6.75 per share, which would result in substantially more dilution for the holders of common stock. Upon the occurrence of a Change in Control prior to the fourth anniversary of the preferred stock issuance, the conversion price of each series of preferred stock is subject to similar adjustments (and subject to a similar 40% adjustment limitation), based on a comparison of the average price of the common stock over a specified period against target prices of $14.00 in the first year, $17.00 for the second year, $20.00 for the third year and $23.00 for the fourth year after the issuance of the preferred stock. The conversion price of each series of preferred stock is also subject to customary weighted average anti-dilution adjustments for issuances of common stock or common stock equivalents at below market prices as described below.

Conversion by Investors.  The terms of the preferred stock set forth the conditions that would have to be met (or “conversion events”) in order for the preferred stock to become convertible. The conversion events included certain financial tests, certain changes in control, certain tests relating to our share price, certain board actions, and similar conditions. A conversion event occurred on October 22, 2003, when we reported cash earnings per share of less than $1.50 for the trailing four calendar quarters ending September 30, 2003. At that time, the preferred stock became convertible according to its terms. The number of shares of common stock issuable upon conversion will be equal to the liquidation preference then in effect divided by the then current conversion price. Except for the adjustment of the conversion price at the end of the fourth year, or upon a Change in Control prior to the fourth year, the number of shares of common stock issuable will not be affected by changes in our share price.

Conversion by Us.  We can require conversion of the preferred stock at any time after the fifth anniversary of the issuance of the preferred stock if the closing price of the common stock exceeds 125% of the then applicable conversion price for 30 consecutive trading days.

Change in Control.  Upon a Change in Control, the holders of the preferred stock will have the right, at their election, to:

•	convert the preferred stock and receive the consideration from the Change in Control transaction upon conversion; or

•	continue to hold the preferred stock in the surviving entity; or

•	request us, within 60 days after the Change in Control, to redeem the preferred stock for cash in an amount equal to the liquidation preference of such series of preferred stock plus any declared and unpaid dividends, in which case we will have the right either to redeem the preferred stock or to remarket the preferred stock for the holders pursuant to the remarketing provisions described below.

If a Change in Control occurs within five years of the issuance of the preferred stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period.

A “Change in Control” is defined as (i) a business combination or other transaction where generally 50% or more of our common stock is acquired or held by any person other than our stockholders prior to the transaction, (ii) our sale of in excess of 50% of our assets or (iii) individuals who were members of our Board as of the issuance date of the preferred stock (together with directors who were elected by the stockholders or whose appointment was approved by the directors then in office) cease to constitute a majority of the board of the surviving entity.

Anti-Dilution.  The conversion price of each series of preferred stock is subject to customary weighted average anti-dilution adjustments upon certain issuances and deemed issuances of equity and equity-linked securities at prices below the then current market price. If we issue or are deemed to issue shares of our common stock for a price per share less than the current market price for our common stock (measured as the volume weighted average price of a share of our common stock on trading day before the transaction in question), then the conversion price of the preferred stock will be reduced, to the nearest tenth of a cent, by multiplying the conversion price in effect immediately prior to the transaction by a fraction, the numerator of which will be the sum of (x) the number of shares of common stock then outstanding and issuable upon conversion of convertible securities and options, multiplied by the market price immediately prior to the transaction in question, plus (y) the consideration received by us in the transaction in question, and the denominator of which will be the product of (x) the number of shares of common stock then outstanding and issuable upon conversion of convertible securities and options, plus the number of shares issued or deemed to be issued in the transaction in question, multiplied by (y) the market price immediately prior to the transaction in question. However, no adjustment will be made as a result of our issuing common stock or being deemed to issue common stock (1) upon conversion of the preferred stock; (2) upon the exercise of the warrants being offered hereunder; (3) upon the exercise of any warrants issued to lenders of non-convertible debt which do not represent, in the aggregate, more than 5% of our issued and outstanding common stock and the terms of which have been approved by our Board; (4) in consideration for bona fide acquisitions, mergers, joint ventures or similar transactions; (5) under stock option, stock purchase or similar plans for the benefit of our employees, directors or consultants which are adopted by our Board; and (6) in a bona fide underwritten public offering which is registered under the Securities Act of 1933.

The conversion price of each series of preferred stock is also subject to other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Remarketing.  On the occurrence of any of:

•	the seventh anniversary of the initial issuance of the preferred stock, upon request of the holders of a majority of the preferred stock (delivered not earlier than 30 days prior to the seventh anniversary of issuance),

•	our failure to cure any dividend payment default within 30 days of the receipt of a written notice from the holders of a majority of the preferred stock, and

•	a Change in Control upon request of the holders of the preferred stock within 60 days of the Change in Control (in lieu of the holders of preferred stock receiving the Change in Control consideration), we are required to use our reasonable best efforts, together with a remarketing agent, to facilitate the remarketing of the preferred stock. This means that we will be required to increase the dividend rate to the rate necessary to resell all of the preferred stock at a price not less than 100% of the liquidation preference then in effect. Upon such adjustment, we have the option of either reselling the preferred stock for the holders or redeeming the preferred stock for cash in the amount of the liquidation preference then in effect.

Redemption.  The preferred stock is not subject to redemption at the option of the holders of preferred stock. We may redeem the preferred stock in lieu of affecting a remarketing of the preferred stock as described above by paying the holders of preferred stock a redemption price in cash equal to the liquidation preference of the preferred stock in effect on the date of the redemption. If we elect to redeem the preferred stock instead of effecting a remarketing of it, we will redeem it as promptly as possible, but in no event later than (1) 100 days after the date we receive notice from the majority holders of their election to implement the remarketing procedure on the seventh anniversary of the initial issuance date of the preferred stock, (2) 30 days after receipt of a default notice, or (3) five days after we give notice to the holders of the preferred stock, following a Change in Control, that we are electing to redeem the preferred stock rather than effect a remarketing.

Board Seats.  The majority of the outstanding preferred stock has the right to designate two directors from WP VIII or certain of its affiliates to our Board so long as WP VIII owns at least one third of the preferred stock initially issued, and to designate one director so long as WP VIII owns at least 5% of the outstanding common stock (calculated on a fully diluted basis assuming that the preferred stock is then currently convertible). Pursuant to the terms of the purchase agreement, at any time after the conversion of the preferred stock into shares of common stock, we will use our best efforts to have (i) two directors from WP VIII appointed to our Board so long as it continues to own at least one third of the common stock issuable upon conversion or exercise of the preferred stock and Warrants and (ii) one director to our Board so long as it continues to own more than 5% of the outstanding common stock but less than one third of the common stock issuable upon conversion or exercise of the preferred stock and Warrants. After the fifth anniversary of the issuance of the preferred stock a permitted transferee of WP VIII will qualify to have its directors appointed if it (or a group of which it is a part) achieves the aforementioned ownership percentages.

Voting Rights.  The holders of the preferred stock generally have the right to vote with our common stockholders on an if-converted basis. For the first five years after the issuance of the preferred stock, the holders of the preferred stock will not participate in the election of directors, other than the right of the holders of a majority of the outstanding preferred stock to designate up to two directors as discussed above under “Board Seats.” In addition, the approval of holders of a majority of the preferred stock is required to approve:

•	changes to our Certificate of Incorporation or bylaws adverse to the rights of the holders of the preferred stock;

•	offers, sales or issuances of equity securities ranking at the same level as or senior to the preferred stock with respect to dividend or liquidation rights; or

•	repurchases or redemptions of equity securities or extraordinary dividends on our common stock, subject to certain exceptions.

DESCRIPTION OF DEBT SECURITIES

If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by and among Wellman, any subsidiary guarantors, and a trustee to be identified in the applicable prospectus supplement, as trustee, which indenture may be amended or supplemented from time to time. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to $400,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $400,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Wellman and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

(1) the title;

(2) the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

(3) any limit on the aggregate principal amount;

(4) the date or dates on which principal is payable;

(5) the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

(6) the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

(7) the place or places where principal and, if applicable, premium and interest, is payable;

(8) the times, terms, prices and conditions, if any, at which or upon which we may at our option redeem the debt securities;

(9) the times, terms, prices and conditions, if any, at which or upon which the holders may require us to redeem or repurchase the debt securities;

(10) the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(11) whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

(12) the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(13) the currency of denomination;

(14) the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(15) if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(16) if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(17) the provisions, if any, relating to any security provided for the debt securities;

(18) any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

(19) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

(20) the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Wellman;

(21) the form and terms of any guarantee of the debt securities and the identity of the subsidiary guarantors;

(22) if applicable, that the debt securities, in whole or in part, shall be defeasible pursuant to the terms of the indenture;

(23) the terms and conditions for conversion into or exchange for shares of equity securities; and

(24) any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

If we issue debt securities that may be exchanged for or converted into shares of common stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

(1) “book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(2) “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “Global Debt Securities and Book Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

The depository has indicated that it would follow the procedures described below to book-entry debt securities.

Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants’ account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise their rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. Wellman and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Wellman and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depository, upon receipt of any payment of principal, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants.

If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

We obtained the information in this section concerning the depository and the depository’s book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

No Protection in the Event of Change of Control

The indenture will not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Wellman or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

We will agree in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

(1) the person formed by the consolidation or into which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the indenture.

The debt securities may contain additional provisions relating to consolidation, merger and sales of assets, which will be described in the applicable prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be Events of Default under the indenture with respect to debt securities of any series:

(1) we fail to pay any principal of, or premium, if any, when it becomes due;

(2) we fail to pay any interest within 30 days after it becomes due;

(3) we fail to observe or perform any other covenant in the debt securities or the indenture for a number of days to be specified in the applicable prospectus supplement after valid written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

(4) we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any Significant Subsidiaries (as defined in the indenture) then has more in outstanding indebtedness than an amount to be specified in the applicable prospectus supplement, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

(5) any final judgment or judgments which can no longer be appealed for the payment of more than an amount to be specified in the applicable prospectus supplement is rendered against us or any of our Significant Subsidiaries and has not been discharged for any period of consecutive days to be specified in the applicable prospectus supplement during which a stay of enforcement is not in effect; and

(6) certain events occur involving bankruptcy, insolvency or reorganization of Wellman or any of our Significant Subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all Events of Default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1) the holder gives to the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3) the trustee fails to institute proceeding within 60 days of the request; and

(4) the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

(3) to provide for uncertificated debt securities in addition to or in the place of certificated debt securities or to provide for bearer debt securities;

(4) to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

(5) to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

(6) to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

(7) to add events of default with respect to any series of debt securities;

(8) to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect;

(9) to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture;

(10) to permit or facilitate defeasance and discharge in a manner that does not adversely effect any outstanding debt securities of any series issued under that indenture in any material respect; and

(11) to accept the appointment of a successor trustee.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities of such series, amend or supplement the indenture or the debt securities of such series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities of such series; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1) reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security of such series;

(2) reduce the rate of or change the time for payment of interest of such series;

(3) reduce the principal or change the stated maturity or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation of such series;

(4) make any debt security payable in money other than that stated in the debt security;

(5) waive a default on the payment of the principal of or interest on such series; and

(6) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Defeasance and Discharge

Defeasance.  The indenture will permit us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1) to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(a) to register the transfer or exchange of the debt securities;

(b) to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(c) to compensate and indemnify the trustee; or

(d) to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

(2) to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as “covenant defeasance”).

In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities, and if applicable, the subsidiary guarantees, will also survive.

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

(1) money;

(2) U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3) a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money.

Which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, unless we inform you otherwise in any prospectus supplement, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2) in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

(3) in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4) certain other conditions described in the indenture are satisfied.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance generally would not be treated as a taxable exchange of such debt securities.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Satisfaction and Discharge.  An indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

(a) all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

(b) all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of Wellman, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities (which we refer to as debt warrants) or common stock (which we refer to as common stock warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

(1) the title;

(2) the aggregate number offered;

(3) their issue price or prices;

(4) the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

(5) the designation and terms of any related debt securities (including any guarantees of such debt securities) and the number of debt warrants issued with each security;

(6) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(7) the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

(8) the commencement and expiration dates of the right to exercise;

(9) the maximum or minimum number which may be exercised at any time;

(10) a discussion of the material United States federal income tax considerations applicable to exercise; and

(11) any other terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon exercise.

Common Stock Warrants

The applicable prospectus supplement will describe the following terms of common stock warrants offered under this prospectus:

(1) the title;

(2) the securities issuable upon exercise;

(3) the issue price or prices;

(4) the number of warrants issued with each share of common stock;

(5) any provisions for adjustment of (a) the number or amount of shares of common stock receivable upon exercise of the warrants or (b) the exercise price;

(6) if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

(7) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

(8) any other terms, including terms, procedures and limitations relating to exchange and exercise;

(9) the commencement and expiration dates of the right to exercise; and

(10) the maximum or minimum number that may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder to purchase the principal amount of debt securities or shares of common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, or holders to sell to us and us to purchase from the holders, a fixed or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of one or more stock purchase contracts and any one or more of:

•	our debt securities; or

•	our debt or equity obligations of third parties, including U.S. government securities.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral security such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, shares of common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, U.S. government securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares of common stock deliverable by such holders under common stock purchase contracts requiring the holders to sell such shares of common stock to us.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our shares of common stock and the nature and amount of the shares of common stock, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our shares of common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Non-U.S. Currency

If the purchase price of any stock purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such stock purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, warrants and stock purchase contracts in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Stock Purchase Contracts” will apply to each unit and to any common stock, debt security, warrant or stock purchase contract included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

Wellman, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

(1) directly to purchasers;

(2) through agents;

(3) through dealers;

(4) through underwriters; or

(5) through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1) at a fixed price or prices, which may be changed;

(2) at market prices prevailing at the time of sale;

(3) at prices related to the prevailing market prices; or

(4) at negotiated prices.

Any such prices may change from time to time.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the New York Stock Exchange, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon by the law firm of Edwards Angell Palmer & Dodge LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement, and are based in part on the reports of KMPG LLP, independent auditors. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on such reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock and the warrants offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock, our warrants and us, you should refer to the registration statement and its exhibits. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of those filings can be obtained from the Commission’s Public Reference Section at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may call the SEC at 1-800-SEC-0330 for more information. Our filings are also available through our corporate web site at http://www.wellmaninc.com.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Our filings are also available through the SEC’s web site or our corporate web site, each of which is described above. Information contained on our web site or on any other web site is not incorporated by reference and does not constitute part of this prospectus.

Our common stock is traded on the New York Stock Exchange. Material filed by us can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus. The reports and other documents we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. We incorporate by reference the documents listed below and any documents we file subsequently with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of the prospectus and prior to the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006.

(b) Our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 14, 2005.

(c) The description of our common stock purchase rights in our registration statement on Form 8-A, filed on August 23, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Michael Bermish
Investor Relations Officer
595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702
(732) 212-3321

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC registration fees.

SEC Registration Fee	$42,800
Printing and Engraving Expenses*	55,000
Accounting Fees and Expenses*	20,000
Legal Fees and Expenses*	75,000
Trustee and Transfer Agent Fees and Expenses*	10,000
Fees and Expenses for Qualification Under State Securities Laws*	—
Miscellaneous*	10,000

TOTAL	$212,800

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Officers and directors of the Company are covered by certain provisions of the Delaware General Corporation Law and the Restated Certificate of Incorporation and Bylaws of the Company, which serve to limit, and, in certain instances, to indemnify them against, liabilities which they may incur in such capacities.

Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

The Company’s Restated Certificate of Incorporation limits the liability of a director to the fullest extent permitted by the Delaware General Corporation Law and specifically provides that a director of the Company will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by a director, except for liability, (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide for the indemnification of directors and officers (as well as certain other persons) to the fullest extent authorized by the Delaware General Corporation Law, against all expenses, liability and loss reasonably incurred or suffered by such person; provided, however, that the Company will indemnify such person in connection with any action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Company’s Board of Directors. Such indemnification right is a contract right and includes the right to be paid by the Company such expenses incurred in defending any such proceeding in advance of its final disposition. The Bylaws provide that if the Company does not pay a claim in full within ninety days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. The Company has as its defense against such claims, that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed.

The Company carries directors’ and officers’ liability insurance.

Item 16.	Exhibits

1	.1*	Form of Underwriting Agreement
4	.1.1	Restated Certificate of Incorporation of Wellman, Inc. dated June 1, 1987 (incorporated by reference to Exhibit 3(a) (1) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.2	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated May 18, 1989 (incorporated by reference to Exhibit 3(a) (2) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.3	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated May 30, 1990 (incorporated by reference to Exhibit 3(a) (3) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.4	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated February 16, 1994 (incorporated by reference to Exhibit 3(a) (4) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.5	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated June 26, 2003 (incorporated by reference to Exhibit 3(a) (5) of the Company’s Form 10-Q for the quarter ended June 30, 2003)
4.2		Restated By-Laws of Wellman, Inc. as of August 14, 2001 (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 2005)
4.3		Certificate of Incorporation of ALG, Inc. dated February 28, 1993
4.4		By-Laws of ALG, Inc.
4.5		Articles of Incorporation of Carpet Recycling of Georgia, Inc. dated August 28, 1997
4.6		By-Laws of Carpet Recycling of Georgia, Inc.
4.7		Certificate of Incorporation of FIISB, Inc. dated January 14, 1999
4.8		By-Laws of FIISB, Inc.
4.9		Certificate of Incorporation of Fiber Industries, Inc. dated August 13, 1987, as amended
4.10		By-Laws of Fiber Industries, Inc. as of August 11, 1989
4.11		Certificate of Incorporation of Finwell, Inc. dated December 1, 2003
4.12		By-Laws of Finwell, Inc.
4.13		Certificate of Incorporation of Josdav, Inc. dated August 28, 2003
4.14		By-Laws of Josdav, Inc.
4.15		Certificate of Incorporation of MED Resins, Inc. dated November 18, 1999
4.16		By-Laws of MED Resins, Inc.
4.17		Certificate of Incorporation of MRF, Inc. dated May 8, 1995
4.18		By-Laws of MRF, Inc.
4.19		Certificate of Incorporation of PermaClear East, Inc. dated August 31, 1998
4.20		By-Laws of PermaClear, Inc.
4.21		Certificate of Incorporation of Prince, Inc. dated December 22, 1989, as amended
4.22		By-Laws of Prince, Inc.
4.23		Certificate of Formation of PTA Resources, LLC dated March 4, 1999
4.24		Limited Liability Company Agreement of PTA Resources, LLC dated February 10, 2004
4.25		Articles of Incorporation of Warehouse Associates, Inc. dated February 19, 1976
4.26		By-Laws of Warehouse Associates, Inc.
4.27		Certificate of Incorporation of Wellman of Mississippi, Inc. dated March 28, 1996
4.28		By-Laws of Wellman of Mississippi, Inc.
4.29		Certificate of Formation of Wellman Resins, LLC dated November 1, 1996
4.30		Limited Liability Company Agreement of Wellman Resins, LLC as of November 1, 1996

4	.31.1	Rights Agreement dated as of August 31, 2001 between the Company and First Union National Bank, as Right Agent (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form 8-A, incorporated by reference herein)
4	.31.2	Amendment to Rights Agreement dated as of February 12, 2003, by and between Wellman, Inc. and Wachovia Bank, N.A., f/k/a First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 27, 2003)
4.32		Common Stock Purchase Warrant dated as of February 12, 2003 for the purchase of 1,250,000 shares of common stock (incorporated by reference to Exhibit 4(f) to the Company’s Form 10-K for the year ended December 31, 2002)
4.33		Securities Purchase Agreement by and between Wellman, Inc. and Warburg Pincus Private Equity VIII, LP, dated as of February 12, 2003 (incorporated by reference to Exhibit 4(g) to the Company’s Form 10-K for the year ended December 31, 2002)
4.34		Common Stock Purchase Warrant dated as of June 27, 2003 for the purchase of 1,250,000 shares of common stock (incorporated by reference to Exhibit 4(h) of the Company’s Form 10-Q for the quarter ended June 30, 2003)
4.35		Form of Indenture
4	.36*	Form of Note
4	.37*	Form of Warrant
4	.38*	Form of Warrant Agreement
4	.39*	Form of Unit Agreement
4	.40*	Form of Standard Stock Purchase Contract Agreement
5.1		Legal Opinion of Edwards Angell Palmer & Dodge LLP
12.1		Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of KPMG Chartered Accountants, Dublin, Ireland
23.3		Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5(a))
24.1		Powers of Attorney (set forth on the Signature Pages to this Registration Statement)
25	.1*	Statement of Eligibility of Trustee under the Indenture on Form T-1. To be filed separately pursuant to Section 305(b) (2) of the Trust Indenture Act of 1939.

*	To be filed by amendment or as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated by reference herein, if applicable.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

WELLMAN, INC.

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fort Mill, state of South Carolina, on April 7, 2006.

Wellman, Inc.

By:	/s/ Thomas M. Duff
Name: Thomas M. Duff

Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Duff and Keith R. Phillips, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Thomas M. Duff Thomas M. Duff	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2006

/s/ Keith R. Phillips Keith R. Phillips	Vice President and Chief Financial Officer (Principal Financial Officer)	April 7, 2006

/s/ Mark J. Ruday Mark J. Ruday	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 7, 2006

/s/ James B. Baker James B. Baker	Director	April 7, 2006

/s/ David A. Barr David A. Barr	Director	April 7, 2006

/s/ Richard F. Heitmiller Richard F. Heitmiller	Director	April 7, 2006

Signatures	Title	Date

/s/ Gerard J. Kerins Gerard J. Kerins	Director	April 7, 2006

/s/ Kevin Kruse Kevin Kruse	Director	April 7, 2006

/s/ David J. McKittrick David J. McKittrick	Director	April 7, 2006

/s/ James E. Rogers James E. Rogers	Director	April 7, 2006

/s/ Roger A. Vandenberg Roger A. Vandenberg	Director	April 7, 2006

ALG, INC.
PRINCE, INC.
FINWELL, INC.
PERMACLEAR EAST, INC.
MED RESINS, INC.

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fort Mill, state of South Carolina, on April 7, 2006.

ALG, Inc.
Prince, Inc.
Finwell, Inc.
PermaClear East, Inc.
MED Resins, Inc.

By:	/s/ Keith R. Phillips
Name: Keith R. Phillips

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Duff and Keith R. Phillips, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Keith R. Phillips Keith R. Phillips	President and Director (Principal Executive, Financial, and Accounting Officer)	April 7, 2006

/s/ Audrey Goodman Audrey Goodman	Director	April 7, 2006

CARPET RECYCLING OF GEORGIA, INC.
WAREHOUSE ASSOCIATES, INC.
JOSDAV, INC.
MRF, INC.
WELLMAN OF MISSISSIPPI, INC.
FIBER INDUSTRIES, INC.
FIISB, INC.

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fort Mill, state of South Carolina, on April 7, 2006.

Carpet Recycling of Georgia, Inc.
Warehouse Associates, Inc.
Josdav, Inc.
MRF, Inc.
Wellman of Mississippi, Inc.
Fiber Industries, Inc.
FIISB, Inc.

By:	/s/ Thomas M. Duff
Name: Thomas M. Duff

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Duff and Keith R. Phillips, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Thomas M. Duff Thomas M. Duff	President and Director (Principal Executive Officer)	April 7, 2006

/s/ Keith R. Phillips Keith R. Phillips	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	April 7, 2006

PTA RESOURCES,LLC

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fort Mill, state of South Carolina, on April 7, 2006.

PTA Resources, LLC

By:	/s/ Thomas M. Duff
Name: Thomas M. Duff

Title:	President of Sole Member

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Duff and Keith R. Phillips, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Thomas M. Duff Thomas M. Duff	President (Principal Executive Officer)	April 7, 2006

/s/ Keith R. Phillips Keith R. Phillips	Vice President (Principal Financial and Accounting Officer and Manager)	April 7, 2006

/s/ Audrey Goodman Audrey Goodman	Manager (Principal Financial Officer)	April 7, 2006

WELLMAN RESINS, LLC

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fort Mill, state of South Carolina, on April 7, 2006.

Wellman Resins, LLC

By:	/s/ Thomas M. Duff
Name: Thomas M. Duff

Title:	President of Sole Member

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Duff and Keith R. Phillips, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Thomas M. Duff Thomas M. Duff	President of Sole Member (Principal Executive Officer)	April 7, 2006

/s/ Keith R. Phillips Keith R. Phillips	Vice President of Sole Member (Principal Financial and Accounting Officer and Manager)	April 7, 2006

/s/ Audrey Goodman Audrey Goodman	Manager	April 7, 2006

Michael Dewsbury	Manager	April 7, 2006

EXHIBIT INDEX

1	.1*	Form of Underwriting Agreement
4	.1.1	Restated Certificate of Incorporation of Wellman, Inc. dated June 1, 1987 (incorporated by reference to Exhibit 3(a) (1) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.2	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated May 18, 1989 (incorporated by reference to Exhibit 3(a) (2) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.3	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated May 30, 1990 (incorporated by reference to Exhibit 3(a) (3) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.4	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated February 16, 1994 (incorporated by reference to Exhibit 3(a) (4) of the Company’s Form 10-Q for the quarter ended June 30, 2000)
4	.1.5	Certificate of Amendment to Restated Certificate of Incorporation of Wellman, Inc. dated June 26, 2003 (incorporated by reference to Exhibit 3(a) (5) of the Company’s Form 10-Q for the quarter ended June 30, 2003)
4.2		Restated By-Laws of Wellman, Inc. as of August 14, 2001 (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 2005)
4.3		Certificate of Incorporation of ALG, Inc. dated February 28, 1993
4.4		By-Laws of ALG, Inc.
4.5		Articles of Incorporation of Carpet Recycling of Georgia, Inc. dated August 28, 1997
4.6		By-Laws of Carpet Recycling of Georgia, Inc.
4.7		Certificate of Incorporation of FIISB, Inc. dated January 14, 1999
4.8		By-Laws of FIISB, Inc.
4.9		Certificate of Incorporation of Fiber Industries, Inc. dated August 13, 1987, as amended
4.10		By-Laws of Fiber Industries, Inc. as of August 11, 1989
4.11		Certificate of Incorporation of Finwell, Inc. dated December 1, 2003
4.12		By-Laws of Finwell, Inc.
4.13		Certificate of Incorporation of Josdav, Inc. dated August 28, 2003
4.14		By-Laws of Josdav, Inc.
4.15		Certificate of Incorporation of MED Resins, Inc. dated November 18, 1999
4.16		By-Laws of MED Resins, Inc.
4.17		Certificate of Incorporation of MRF, Inc. dated May 8, 1995
4.18		By-Laws of MRF, Inc.
4.19		Certificate of Incorporation of PermaClear East, Inc. dated August 31, 1998
4.20		By-Laws of PermaClear, Inc.
4.21		Certificate of Incorporation of Prince, Inc. dated December 22, 1989, as amended
4.22		By-Laws of Prince, Inc.
4.23		Certificate of Formation of PTA Resources, LLC dated March 4, 1999
4.24		Limited Liability Company Agreement of PTA Resources, LLC dated February 10, 2004
4.25		Articles of Incorporation of Warehouse Associates, Inc. dated February 19, 1976
4.26		By-Laws of Warehouse Associates, Inc.
4.27		Certificate of Incorporation of Wellman of Mississippi, Inc. dated March 28, 1996
4.28		By-Laws of Wellman of Mississippi, Inc.
4.29		Certificate of Formation of Wellman Resins, LLC dated November 1, 1996
4.30		Limited Liability Company Agreement of Wellman Resins, LLC as of November 1, 1996

4	.31.1	Rights Agreement dated as of August 31, 2001 between the Company and First Union National Bank, as Right Agent (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form 8-A, incorporated by reference herein)
4	.31.2	Amendment to Rights Agreement dated as of February 12, 2003, by and between Wellman, Inc. and Wachovia Bank, N.A., f/k/a First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 27, 2003)
4.32		Common Stock Purchase Warrant dated as of February 12, 2003 for the purchase of 1,250,000 shares of common stock (incorporated by reference to Exhibit 4(f) to the Company’s Form 10-K for the year ended December 31, 2002)
4.33		Securities Purchase Agreement by and between Wellman, Inc. and Warburg Pincus Private Equity VIII, LP, dated as of February 12, 2003 (incorporated by reference to Exhibit 4(g) to the Company’s Form 10-K for the year ended December 31, 2002)
4.34		Common Stock Purchase Warrant dated as of June 27, 2003 for the purchase of 1,250,000 shares of common stock (incorporated by reference to Exhibit 4(h) of the Company’s Form 10-Q for the quarter ended June 30, 2003)
4.35		Form of Indenture
4	.36*	Form of Note
4	.37*	Form of Warrant
4	.38*	Form of Warrant Agreement
4	.39*	Form of Unit Agreement
4	.40*	Form of Standard Stock Purchase Contract Agreement
5.1		Legal Opinion of Edwards Angell Palmer & Dodge LLP
12.1		Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of KPMG Chartered Accountants, Dublin, Ireland
23.3		Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5(a))
24.1		Powers of Attorney (set forth on the Signature Pages to this Registration Statement).
25	.1*	Statement of Eligibility of Trustee under the Indenture on Form T-1. To be filed separately pursuant to Section 305(b) (2) of the Trust Indenture Act of 1939.

*	To be filed by amendment or as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated by reference herein, if applicable.